Exhibit 99.9

Independent Auditor’s Report

To the Board of Managers

Synergy Offshore, LLC

We have audited the accompanying financial statements of Synergy Offshore, LLC, which comprise the balance sheets as of December 31, 2020 and 2019 and the related statements of operations, changes in members’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Opinions

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Synergy Offshore, LLC as of December 31, 2020 and 2019 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran, PLLC

Denver, Colorado

October 21, 2021

F-1

Synergy Offshore, LLC

d/b/a SOG Resources, LLC

Balance Sheets

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$360,196	$462,276
Oil and gas sales receivable	615,637	851,976
Other receivables	77,905	46,447
Prepaids and other current assets	311,920	280,955
Total current assets	1,365,658	1,641,654

Oil and gas properties, successful efforts method:
Proved	24,941,480	26,507,542
Unproved	2,842,906	2,846,766
Less accumulated depreciation, depletion and amortization	(15,209,980)	(14,297,075)
Net oil and gas properties	12,574,406	15,057,233

Other property and equipment, net	-	86,234
Restricted cash	126,688	126,688
Other assets	34,238	32,882
Total assets	$14,100,990	$16,944,691

Liabilities and members’ equity (deficit)
Current liabilities:
Accounts payable	$510,787	$563,373
Accrued liabilities	1,103,927	991,868
Total current liabilities	1,614,714	1,555,241
Asset retirement obligations	14,915,271	15,338,964
Total liabilities	16,529,985	16,894,205

Commitments and contingencies	-	-

Members’ equity (deficit)	(2,428,995)	50,486
Total liabilities and members’ equity (deficit)	$14,100,990	$16,944,691

The accompanying notes are an integral part of these financial statements.

F-2

Synergy Offshore, LLC

d/b/a SOG Resources, LLC

Statements of Operations

	For the year ended December 31,
	2020	2019
Revenue - Oil and gas	$4,581,764	$7,479,349

Operating expenses:
Lease operating expense	3,193,527	3,602,608
Production taxes and transportation costs	95,388	678,438
Depreciation, depletion and amortization	999,139	1,533,631
Accretion	777,599	778,161
Impairment	368,630	1,751,355
General and administrative	1,978,295	2,684,551
Total costs and expenses	7,412,578	11,028,744

Operating loss	(2,830,814)	(3,549,395)

Other income, net	397,333	7,202
Net loss	$(2,433,481)	$(3,542,193)

The accompanying notes are an integral part of these financial statements.

F-3

Synergy Offshore, LLC

d/b/a SOG Resources, LLC

Statements of Changes in Members’ Equity (Deficit)

Balance at January 1, 2019	$4,139,071
Equity distributions	(546,392)
Net loss	(3,542,193)
Balance at December 31, 2019	50,486
Equity distributions	(46,000)
Net loss	(2,433,481)
Balance at December 31, 2020	$(2,428,995)

The accompanying notes are an integral part of these financial statements.

F-4

Synergy Offshore, LLC

d/b/a SOG Resources, LLC

Statements of Cash Flows

	For the year ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,433,481)	$(3,542,193)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	999,139	1,533,631
Accretion	777,599	778,161
Impairment	368,630	1,751,355
PPP loan forgiveness	(424,800)	-
Changes in assets and liabilities:
Accounts receivable	204,881	(477,575)
Prepaids and other assets	(32,321)	(8,294)
Accounts payable	(52,586)	140,163
Accrued liabilities	112,059	150,604
Net cash from operating activities	(480,880)	325,852

Cash flows from investing activities - Capital expenditures	-	(27,992)

Cash flows from financing activities:
Proceeds from issuance of note payable	424,800	-
Distributions to members	(46,000)	(546,392)
Net cash from financing activities	378,800	(546,392)

Net change in cash and cash equivalents and restricted cash	(102,080)	(248,532)

Cash and cash equivalents and restricted cash, beginning of year	588,964	837,496
Cash and cash equivalents and restricted cash, end of year	$486,884	$588,964
Supplemental cash flow information:
Asset retirement obligations revisions of estimate	$(1,201,292)	$3,478,734

The accompanying notes are an integral part of these financial statements.

F-5

Synergy Offshore, LLC

d/b/a SOG Resources, LLC

Notes to Financial Statements

1. Organization and Significant Accounting Policies

Organization – Synergy Offshore, LLC d/b/a SOG Resources, LLC (the “Company”), a Texas limited liability company, was formed on March 18, 2010, as a limited partnership, and converted to a limited liability company on October 21, 2010. The Company is engaged primarily in the development of oil and natural gas properties in Montana and Wyoming. The Company is located in Houston, Texas and its fiscal year-end is December 31.

Basis of Presentation – The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Significant estimates include (i) oil and gas reserves that are used in the calculation of depreciation, depletion, amortization and impairment of the carrying value of oil and gas properties; (ii) production and commodity price estimates used to record oil and gas sales receivables; and (iii) the cost of future asset retirement obligations. The Company evaluates its estimates on an on-going basis and bases its estimates on historical experience and on various other assumptions we believe to be reasonable. Due to inherent uncertainties, including the future prices of oil and gas, these estimates could change in the near term and such changes could be material.

In early March 2020, the NYMEX WTI crude oil price decreased significantly due to the COVID-19 pandemic and although it has recovered to pre-COVID-19 levels, it remained low for most of 2020. Lower oil and gas prices not only decrease our revenues, but an extended decline in oil or gas prices may materially and adversely affect our future business, financial position, cash flows, results of operations, liquidity, ability to finance planned capital expenditures and the oil and gas reserves that we can economically produce.

Cash and Cash Equivalents – The Company considers cash and unrestricted interest-bearing deposits with original maturities of three months or less to be cash equivalents. The Company maintains its deposits of cash primarily in financial institutions, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

Restricted Cash – Restricted cash consists of money market accounts and certificates of deposit which are held to cover the costs of future plugging and abandonment liabilities mandated by the states of Montana and Wyoming.

Receivables – Accounts receivable consists primarily of accrued oil and gas production receivables and joint interest receivables from outside working interest owners. Generally, our oil and gas sales receivables are collected within one month. Management routinely assesses accounts receivable balances to determine their collectability and accrues an allowance for uncollectible receivables, when, based on the judgment of management, it is probable that a receivable will not be collected. Receivables are not collateralized. As of December 31, 2020, and 2019, the Company had not provided an allowance for doubtful accounts on its accounts receivable.

F-6

Oil and Gas Properties – The Company follows the successful efforts method of accounting for its oil and gas properties, and, accordingly, exploration costs, other than the costs of drilling exploratory wells, are expensed as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether the wells have discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. The costs of all development wells and related equipment used in the production of crude oil and natural gas are capitalized. A gain or a loss is recognized when a property is sold or an entire field ceases to produce and is abandoned.

Depletion, depreciation and amortization (“DD&A”) of oil and natural gas properties is computed using the units-of-production method based on the ratio of current production to estimated proved oil and natural gas reserves as estimated by independent petroleum engineers.

The Company reviews its oil and natural gas properties for impairment whenever events or changes in circumstances indicate that the carrying value of such properties may not be recoverable. When it is determined that an oil and natural gas property’s estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge is recorded to reduce its carrying value to its estimated fair value (Level 3). The fair value of oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future net cash flows, and various discount rates commensurate with the risk and current market conditions associated with the expected cash flow.

The Company recognized impairment losses of $369 thousand and $1.8 million for the years ended December 31, 2020 and 2019, respectively. These impairments were caused by declines in crude oil and natural gas prices during these years. In estimating reserves and future production volumes, estimated future commodity prices are the largest driver in variability of undiscounted pre-tax cash flows. Expected cash flows were estimated based on management’s views of published West Texas Intermediate (WTI) and Henry Hub forward pricing. Other significant assumptions and inputs used to calculate estimated future cash flows include estimates for future development activity, exploration plans and remaining lease terms. The proved properties impaired had aggregate fair values as of the most recent date of impairment of $457 thousand and $347 thousand for 2020 and 2019, respectively.

Oil and gas lease acquisition costs are capitalized when incurred. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and natural gas properties. Unproved properties are assessed periodically on a property-by-property basis. Any impairment in value is expensed. Delay lease rentals are expensed as incurred.

Other Property and Equipment – Other property and equipment consists of office furniture and fixtures, vehicles and leasehold improvements, which are carried at cost. Depreciation and amortization is provided using the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease. Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $86 thousand and $143 thousand, respectively. Gain or loss on retirement, sale, or other disposition of these assets is included in the statement of operations in the period of disposition. Costs of major repairs that extend the useful life of these assets are capitalized. Other costs for maintenance and repairs are expensed as incurred.

F-7

The Company reviews its other property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When it is determined that an asset’s estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge is recorded to reduce its carrying value to its estimated fair value. No impairment loss was recognized during 2020 and 2019.

Asset Retirement Obligations – The Company recognizes a liability for the plugging, abandonment and remediation of its properties at the end of their productive lives. We compute the liability for asset retirement obligations (“ARO”) by calculating the present value of estimated future cash flows related to each property. This requires use of significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells, and our credit-adjusted risk-free interest rate (all Level 3 inputs within the fair value hierarchy). Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations.

Initially, the fair value of the ARO is recognized in the period in which it is incurred with a corresponding increase in the carrying amount of the related asset. The liability is accreted to its present value each period and the capitalized cost is depleted over the life of the related asset.

Note Payable – In the second quarter of 2020, the Company received proceeds from a SBA Paycheck Protection Program Loan (“PPP Loan”) of approximately $425 thousand pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The purpose of the PPP is to encourage the continued employment of workers. The Company used all of the PPP Loan proceeds for eligible payroll expenses, lease and utility payments.

The PPP Loan and accrued interest thereon may be forgiven by the SBA upon documentation of expenditures in accordance with the SBA requirements and proper application by the Company. The Company’s application for forgiveness was approved by the SBA in the fourth quarter of 2020. Accordingly, the Company recognized approximately $425 thousand as other income in the statement of operations for this forgiveness. The SBA retains the right to review the Company’s loan file for a period subsequent to the date the loan is forgiven, with the potential for the SBA to pursue legal remedies of its discretion.

Revenue Recognition – Our revenues are primarily derived from the sales of oil and gas production. The Company’s oil and gas production is typically sold at delivery points to third-party purchasers under contract terms that are common in the oil and gas industry. These contracts typically provide for an agreed-upon index price, net of pricing differentials. The purchaser takes custody and possession, title and risk of loss of the oil at the delivery point; therefore, control passes at the delivery point. The Company recognizes revenue when control transfers to the purchaser. We receive payment from the sale of oil and gas production between one to three months after delivery. For property interests where we are not the operator, we record our share of the revenues and expenses based upon the information provided by the operators.

The Company reports revenue as the gross amount received before production taxes and transportation costs. Production taxes and transportation costs are reported separately in the accompanying statements of operations.

F-8

Fair Value Measurement – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels related to fair value measurements are as follows:

Level 1 –	Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2 –	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.
Level 3 –	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The estimated fair value of cash, accounts receivable, and accounts payable approximate the carrying amount due to the relatively short maturity of these instruments.

We evaluate the fair value on a non-recurring basis of properties acquired in business combinations, asset acquisitions, impairments of oil and gas properties and the related asset retirement obligations. The fair value of the oil and gas properties is determined based upon estimated future discounted cash flow, a Level 3 input, using estimated production which we reasonably expect, and estimated prices adjusted for differentials. Unobservable inputs include estimated future oil and gas production, prices, operating and development costs, and a discount rate of 10%, all Level 3 inputs within the fair value hierarchy. We recognized impairments of our oil and gas properties in 2020 and 2019. These are discussed in Oil and Gas Properties above.

Unit-Based Compensation – Unit-based compensation awards to management are accounted for at their fair value. No amounts were recognized during the periods presented as the fair value of outstanding awards were de minimus.

Income Taxes – The Company is taxed as a partnership under the Internal Revenue Code. Consequently, federal income taxes are not payable, or provided for, by the Company. Members are taxed individually on their proportionate share of our earnings.

For state taxes, all of the revenues and properties of the Company are attributable to Montana and Wyoming.

Montana taxes the income of its resident and non-resident partners, but not the partnership doing business in the state. Wyoming does not have a corporate or personal income tax. Texas does tax the entity in a calculation based on gross receipts. However, for the years ended December 31, 2020 and 2019, the Texas liability was calculated to be zero because all revenues were attributable to Montana and Wyoming in these years.

Uncertain tax positions are recognized in the financial statements only if that position is reasonably determined to be more-likely-than-not of being sustained upon examination by taxing authorities, based on the technical merits of the position. We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2020 and 2019, there were no uncertain tax positions.

F-9

Recent Accounting Pronouncements – In February 2016, the FASB issued ASU 2016-02, Leases as amended. This new standard requires organizations recognize assets and liabilities on the balance sheet for the rights and obligations created by leases. In July 2018, the FASB issued ASU 2018-11, Targeted Improvements to ASC 842, which provides a transition method that permits changes to be applied by means of a cumulative-effect adjustment recorded in retained earnings as of the beginning of the fiscal year of adoption. We plan to adopt this new guidance effective January 1, 2022 using the transition option provided under ASU 2018-11. We are currently evaluating the impact this standard will have on our financial statements based on our lease portfolio. We plan to elect to exclude short-term contracts of one year or less and plan to elect the package of practical expedients allowed under the new standard.

2. Asset Retirement Obligations

The following table summarizes the changes in ARO (in thousands):

Balance at January 1, 2019	$11,082
Revisions of estimate	3,479
Accretion	778
Balance at December 31, 2019	15,339
Revisions of estimate	(1,202)
Accretion	778
Balance at December 31, 2020	$14,915

Revisions in estimated liabilities during 2019 and 2020 result from changes in service and equipment costs and changes in the estimated timing of an asset’s retirement.

3. Commitments and Contingencies

Litigation – From time to time, the Company may be subject to litigation or other claims in the normal course of business.

Surety Bonds – As of December 31, 2020 and 2019, the Company had surety bonds of $1.4 million issued to the Montana Board of Oil and Gas Conservation, the Wyoming Oil and Gas Conservation Commission and the Wyoming Bureau of Land Management. The surety bonds are meant to cover certain plugging and abandonment liabilities related to the Company’s oil and natural gas properties in Montana and Wyoming.

Office Lease – The Company holds an operating lease for office space in Houston, Texas, expiring in January 2023. This lease may be extended at the Company’s option for an additional three years. The Company incurred rent expense of $100 thousand and $210 thousand during the years ended December 31, 2020 and 2019, respectively.

Non-cancellable minimum rent payments under this lease are as follows (in thousands):

2021	$115
2022	117
2023	10
Total minimum lease payments	$242

Environmental Matters – Due to the nature of the oil and gas industry, we are exposed to environmental risks. We have various policies and procedures to minimize and mitigate the risks from environmental contamination. We are not aware of any material environmental claims existing as of December 31, 2020; however, there can be no assurance that current regulatory requirements will not change or that unknown potential past non-compliance with environmental laws or other environmental liabilities will not be discovered on our properties.

F-10

4. Employee Benefit Plans

Substantially all employees are eligible to participate in the Company’s 401(k) defined contribution plan. This plan permits eligible employees to make contributions up to certain limits. The Company makes a 4% contribution which is immediately vested to the employee. Employer contributions totaled approximately $53 thousand during 2020 and $74 thousand during 2019.

5. Members’ Equity

As of December 31, 2018, the Company had 71,131 Senior Preferred Units, 13,334 Junior Preferred Units and 2,199.9 Management Participation Units issued and outstanding. Effective December 31, 2019, all of the outstanding Senior Preferred Units and Junior Preferred Units were acquired from the unit holders by Synergy Producing Partners, LLC (“SPP”). Distributions of $546 thousand were made by the Company in connection with this transaction to reacquire and cancel the outstanding Senior Preferred Units, Junior Preferred Units and Management Participation Units.

The Company’s LLC agreement was amended and restated effective December 31, 2019 and reorganized the Company’s equity interests to consist of Senior Preferred Units owned 100% by SPP and authorized Management Participations Units. Net income (loss) is allocated to the members in accordance with the LLC Agreement. Distributions are at the discretion of the Board of Managers and amounts distributed to each member are allocated and distributed (a) first, to holders of Senior Preferred Units in an amount equal to the sum of $3 million plus any other future capital contributions made by them plus a return thereon computed at a rate of eight percent (8%) per annum compounded monthly, (b) second, 80% to the holders of the Senior Preferred Units and 20% to Management Participation Unit holders (if any) until the holders of Senior Preferred Units receive a total of $6 million of cumulative distributions; and, (c) third, 70% to the holders of Senior Preferred Units and 30% to the Management Participation Unit holders.

As of December 31, 2019 and 2020, there were one million Senior Preferred Units issued and outstanding. The Company had no Management Participation Units issued or outstanding at December 31, 2019 or 2020.

6. Subsequent Events

The Company has evaluated events and transactions subsequent to the balance sheet date and through October 21, 2021, the date the financial statements were available to be issued.

Note Payable – In the first quarter of 2021, the Company received proceeds from a 2nd round PPP Loan of approximately $425 thousand. This 2nd round PPP Loan was forgiven by the SBA in the third quarter of 2021.

Agreement to Sale Oil and Gas Properties – On October 4, 2021, we entered into Purchase and Sale Agreement with U.S. Energy Corp. (“U.S. Energy”) for the sale of all of our oil and gas properties. The transaction will also include certain wells, contracts, technical data, records, personal property and hydrocarbons associated with the assets being sold.

The initial base purchase price for the assets is $125,000 in cash and 6,546,384 shares of U.S. Energy’s common stock subject to customary working capital and other adjustments as set forth in the Purchase and Sale Agreement.

The transaction is expected to close in the fourth quarter of 2021, subject to satisfaction of customary closing conditions, including approval by U.S. Energy’s shareholders, the performance by the parties of their obligations and covenants under the Purchase and Sale Agreement, the delivery of certain documentation by the parties and the absence of any injunction or other legal prohibitions preventing consummation of the transaction.

* * * * *

F-11

Supplemental Oil and Gas Information

(Unaudited)

Oil and Gas Reserve Information

Proved oil and gas reserves are those quantities of crude oil and condensate and natural gas, which by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Estimated proved developed oil and gas reserves can be expected to be recovered through existing wells with existing equipment and operating methods. The Company reports all estimated proved reserves held under production-sharing arrangements utilizing the “economic interest” method.

Proved oil and gas reserves have been estimated by the Company’s internal petroleum engineers. These reserve estimates have been prepared in compliance with the Securities and Exchange Commission rules and accounting standards based on the unweighted average prices per barrel of oil and per Mcf of natural gas at the first day of each month in the 12-month period prior to the end of the reporting period.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The reserve data in the following tables only represent estimates and should not be construed as being exact.

The following reserves schedule sets forth the changes in estimated quantities of proved crude oil reserves:

	Crude Oil& Condensate (Bbls)	Gas (mcf)	Total (Boe)
Total proved reserves:
Balance at December 31, 2018	2,713,915	520,576	2,800,678
Revisions of previous estimates	(45,899)	(48,444)	(53,973)
Production	(152,095)	(56,111)	(161,447)
Balance at December 31, 2019	2,515,921	416,021	2,585,258
Revisions of previous estimates	(151,429)	(141,984)	(175,093)
Production	(140,056)	(43,366)	(147,284)
Balance at December 31, 2020	2,224,436	230,671	2,262,881

Proved developed reserves as of:
December 31, 2018	2,713,915	520,576	2,800,678
December 31, 2019	2,515,921	416,021	2,585,258
December 31, 2020	2,224,436	230,671	2,262,881
Proved undeveloped reserves as of:
December 31, 2018	-	-	-
December 31, 2019	-	-	-
December 31, 2020	-	-	-

F-12

The decrease in proved reserve quantities for the years ended December 31, 2019 and 2020 was due primarily to the impact of production and revisions of previous estimates caused by declines in the average prices per barrel of oil and per Mcf of natural gas.

Costs Incurred in Oil and Natural Gas Property Acquisitions and Development Activities

Costs incurred by the Company in oil and natural gas acquisitions and development are presented below:

	For the year ended December 31,
	2020	2019
Acquisitions:
Proved	$-	$-
Unproved	-	-
Exploration	-	-
Development	-	27,992
Costs incurred	$-	$27,992

Capitalized Costs

The following table sets forth the capitalized costs and associated accumulated depreciation, depletion, and amortization relating to the Company’s oil and gas acquisition, exploration, and development activities:

	December 31,
	2020	2019

Proved properties	$24,941,480	$26,507,542
Unproved properties	2,842,906	2,846,766
	27,784,386	29,354,308
Accumulated DD&A	(15,209,980)	(14,297,075)
Total	$12,574,406	$15,057,233

Future Net Cash Flows

Future cash inflows as of December 31, 2020 and 2019 were calculated using an unweighted arithmetic average prices per barrel of oil and per Mcf of natural gas at the first day of each month in the 12-month period prior to the end of the reporting period, except where prices are defined by contractual arrangements. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

F-13

The following table sets forth unaudited information concerning future net cash flows for proved oil and gas reserves. The standardized measure presented here does not include the effects of federal income taxes as the Company is taxed as a partnership and not subject to federal or state income taxes. This information does not purport to present the fair market value of the Company’s oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

	December 31,
	2020	2019

Future cash inflows	$70,447,008	$116,931,364
Future production costs	(42,094,250)	(71,258,913)
Future net cash flows	28,352,758	45,672,451
10% annual discount for estimated timing of cash flows	(16,743,552)	(27,666,282)
Discounted future net cash flows	$11,609,206	$18,006,169

The following table sets forth the principal sources of change in the discounted future net cash flows:

	December 31,
	2020	2019

Balance, beginning of period	$18,006,169	$27,536,112
Sales, net of production costs	(1,292,849)	(3,198,303)
Net change in prices and production costs	(4,606,842)	1,722,709
Revision of quantities	(1,266,562)	(339,953)
Accretion of discount	1,083,992	2,572,057
Change in timing of production	648,995	(8,311,939)
Other	(963,697)	(1,974,514)
Balance, end of period	$11,609,206	$18,006,169

* * * * *

F-14